UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2013

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code:

(724) 485-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2013, retired Judge Maureen E. Lally-Green and Mr. Alvin R. Carpenter were elected to serve on the board of directors (the “Board”) of CONSOL Energy Inc. (the “Company”) effective immediately. Ms. Lally-Green will serve on the Nominating and Corporate Governance Committee and the Health, Safety and Environmental Committee of the Board, and Mr. Carpenter will serve on the Compensation Committee and the Finance Committee of the Board, also effective immediately.

Maureen E. Lally-Green is the director of the office for church relations for the Diocese of Pittsburgh, a position she has held since August 2009. Ms. Lally-Green has served on the board of Federated Mutual Fund Complex since 2009, and has also served as associate general secretary for the Diocese of Pittsburgh since July 2012. In addition, she has been a professor of law at Duquesne University’s School of Law in various capacities, including adjunct professor of law and professor of law, since September 1983. From June 1998 until July 2009, she sat as a Judge on the Superior Court of Pennsylvania. Other relevant experience includes her service as a consultant to the Supreme Court of Pennsylvania, counsel in the law department at the former Westinghouse Electric Corporation and counsel at the Divisions of Trading and Markets and Enforcement at the Commodity Futures Trading Commission. Ms. Lally-Green is a member of the Pennsylvania Bar Association, Allegheny County Bar Association, Allegheny Bar Foundation, American Bar Association, International Women’s Judges Association, National Association of Women Judges, and the Women’s Bar Association of Western Pennsylvania. She also serves on the board or as a trustee of the Saint Vincent Seminary, Saint Vincent College, Auberle, the Epilepsy Foundation of Western/Central Pennsylvania, Mercy-UPMC Hospital, the Saint Thomas More Society of Allegheny County, the Ireland Institute of Pittsburgh, the Cardinal Wuerl North Catholic High School and Our Campaign for the Church Alive!, Inc.

Alvin R. Carpenter retired from CSX Corporation (“CSX”), a railroad company, in February 2001, where he had served as vice chairman from July 1999 until his retirement. From 1962 until February 2001, he held various positions with CSX including president and chief executive officer of CSX Transportation, Inc. from 1992 to 1999 and executive vice president-sales and marketing of CSX Transportation, Inc. in 1991. Mr. Carpenter currently serves as a director of Stein Mart, Inc. since 1996, where he currently serves as the chairman of its compensation committee and as a member of the corporate governance committee; as a director of Regency Centers Corporation since 1993, where he serves as a member of its audit, compensation and nominating and corporate governance committees; and as a director of Lender Processing Services, Inc. since 2009, where he has served as its lead director, chairman of the corporate governance and nominating committee and as a member of the compensation committee. He previously served on the boards of PSS World Medical, Inc., Barnett Bank, Inc., Nations Bank, American Heritage Life Insurance Company, Blue Cross & Blue Shield of Florida, One Valley Bancorp of West Virginia and Florida Rock Industries, Inc. He also chaired Governor Jeb Bush’s Commission on Workers’ Compensation Reform and served on Governor Bush’s Advisory Council on Base Realignment and Closure.

The Board has determined that Ms. Lally-Green and Mr. Carpenter will each be an independent director under applicable New York Stock Exchange listing requirements. As non-employee directors of the Board, each of them will be entitled to receive the same standard compensation amounts paid to other non-employee directors for service on the Board, which amounts have been disclosed previously in Exhibit 10.60 to the annual report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission on February 10, 2011 (with such information incorporated herein by reference). In addition, Ms. Lally-Green and Mr. Carpenter will also each receive a grant of restricted stock units valued at $119,167 under the Company’s Equity Incentive Plan in connection with their appointment to the Board.

Neither Ms. Lally-Green nor Mr. Carpenter is a party to any arrangements or understanding with any other person pursuant to which they were selected as a director, and there are and have been no transactions since the beginning of the Company’s last fiscal year, or currently proposed, involving Ms. Lally-Green or Mr. Carpenter, either directly or indirectly, that are required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ Stephen W. Johnson
Stephen W. Johnson
Executive Vice President and Chief Legal and Corporate Affairs Officer

Dated: June 7, 2013